Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

ATLAS PIPELINE HOLDINGS, L.P.

1.	Name of the Limited Partnership: Atlas Pipeline Holdings, L.P.

2.	This Certificate of Amendment has been duly executed and is filed pursuant to Section 17-202 of the Delaware Revised Uniform Limited Partnership Act to amend the Certificate of Limited Partnership of Atlas Pipeline Holdings, L.P. as follows, effective as of 12:01 a.m., Eastern Time, on February 18, 2011:

1. NAME. The name of the limited partnership is Atlas Energy, L.P.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on February 17, 2011.

Atlas Pipeline Holdings GP, LLC

By:	/s/ Eugene N. Dubay
Name:	Eugene N. Dubay
Title:	President and Chief Executive Officer